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                     December 21, 2020

       Zachary King
       Chief Financial Officer
       USA Truck, Inc.
       3200 Industrial Park Road
       Van Buren, AR 72956

                                                        Re: USA Truck, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            File No. 001-35740

       Dear Mr. King:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation